AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES
COMPENSATION OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

UNITED AUTO GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[UNITED AUTO LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2000

      The Annual Meeting of Stockholders of United Auto Group, Inc., a Delaware corporation (the “Company”), will be held at the offices of United Auto Group, Inc., One Harmon Plaza, Secaucus, New Jersey on Tuesday, May 9, 2000, at 9:00 a.m., local time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement:

(a)	To elect three Class I directors to serve until the 2003 annual meeting of stockholders or until their respective successors are duly elected and qualified;

(b)	To approve an amendment to the Company’s Stock Option Plan;

(c)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2000; and

(d)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Holders of record of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and the Voting Common Stock, par value $0.0001 per share (the “Common Stock”), at the close of business on March 24, 2000 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment thereof. A list of holders of the Common Stock and the Series A Preferred Stock as of the Record Date will be available for inspection during business hours from April 24, 2000 through May 8, 2000 at 13400 Outer Drive West, Detroit, Michigan 48239, and will also be available for inspection at the Annual Meeting.

      Stockholders are requested to complete, date and sign the enclosed Proxy Card and return it promptly in the enclosed envelope which has been provided for your convenience and which requires no postage if mailed in the United States. The prompt return of Proxy Cards will ensure a quorum. Any Stockholder present at the Annual Meeting may revoke his or her Proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors,

Robert H. Kurnick, Jr., Secretary

UNITED AUTO GROUP, INC.

375 PARK AVENUE
NEW YORK, NEW YORK 10152

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Auto Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 9, 2000, at 9:00 a.m., local time, at United Auto Group, Inc., One Harmon Plaza, Secaucus, New Jersey, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about March 30, 2000.

      Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting United Auto Group, Inc., Investor Relations, 375 Park Avenue, New York, New York 10152 ((212) 230-0400). To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by May 1, 2000.

RECORD DATE AND VOTING SECURITIES

      Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

      Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so.

      Under Delaware Law and the Company’s Amended and Restated Bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked “abstain” will be included in determining a quorum. On routine matters, brokers who hold customer shares in “street name” but have not timely received voting instructions from such customers (“broker non-votes”) have discretion to vote such shares. Accordingly, the presence of such shares will be included in determining a quorum for all matters other than the proposal to approve the amendment to the Company’s stock option plan, which is considered a non-routine matter.

      Under Delaware law and the Company’s Bylaws, proposals must be approved by the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions have the same effect as votes “against” a proposal, whereas “broker non-votes” with respect to the proposal to approve the amendment to the Company’s stock option plan and instructions to withhold voting on the election of any nominee for director have no effect on the outcome of such votes.

      The Board of Directors has fixed the close of business on March 24, 2000 as the record date for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 20,685,859 shares of Common Stock, excluding treasury shares, and 8,123.746 shares of Series A Preferred Stock. The holders of Common Stock are entitled to one vote for each share of Common Stock held on the Record Date and the holders of Series A Preferred Stock are entitled to 1,000 votes for each share of Series A Preferred Stock held on the Record Date.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held seven meetings during the year ended December 31, 1999 (“Fiscal 1999”). No director attended less than 75% of the board and committee meetings scheduled during Fiscal 1999.

      The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee. The Company does not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

      Executive Committee. The Executive Committee is comprised of Roger S. Penske (Chairman), Samuel X. DiFeo, Michael R. Eisenson and James A. Hislop. Prior to August 3, 1999, the Executive Committee was comprised of Marshall S. Cogan, Chairman, Samuel X. DiFeo, Michael R. Eisenson and John J. Hannan. The Executive Committee’s primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company’s Certificate of Incorporation or Bylaws. The Executive Committee did not hold any meetings in Fiscal 1999.

      Audit Committee. The Audit Committee is comprised of Michael R. Eisenson (Chairman), John J. Hannan, Eustace W. Mita and Donald J. Hofmann. Jules B. Kroll served on the Audit Committee as its Chairman until April 1999, and Richard J. Peters served on the Audit Committee as Chairman until March 2000. The Audit Committee is responsible for overseeing the Company’s financial reporting process. The Audit Committee consults with management and the Company’s independent accountants during the year on matters related to the annual audit, internal controls, the published financial statements and the accounting principles and auditing procedures being applied. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company’s independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants. The Audit Committee held four meetings in Fiscal 1999.

      Compensation and Stock Option Committee. On August 3, 1999, the Board of Directors combined the Compensation Committee and the Stock Option Plan Committee into one committee called the Compensation and Stock Option Committee. The Compensation and Stock Option Committee is comprised of Donald J. Hofmann (Chairman), Roger S. Penske, James A. Hislop, John J. Hannan and Richard J. Peters. Mr. Peters was appointed to the Compensation and Stock Option Committee in March 2000. Prior to August 3, 1999, the Compensation Committee was comprised of Marshall S. Cogan, Michael R. Eisenson and John J. Hannan and the Stock Option Committee was comprised of Michael R. Eisenson and John J. Hannan. The Compensation Committee held one meeting during Fiscal 1999 and the Stock Option Committee did not hold any meetings during Fiscal 1999. The Compensation and Stock Option Committee has authority to (i) determine all matters relating to the compensation of the Company’s executive officers and management employees and (ii) administer and make awards under the Company’s Stock Option Plan. The combined Compensation and Stock Option Committee did not hold any meetings during Fiscal 1999.

ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class I directors expires at the Annual Meeting. At the Annual Meeting, the stockholders will elect three Class I directors to hold office, subject to the provisions of the Company’s Bylaws, until the Annual Meeting of Stockholders in 2003 and until their respective successors shall have been duly elected and qualified.

      Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote FOR the election of the three Class I director nominees named below. The Board of Directors believes that the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees.

      Pursuant to a stockholders agreement, certain stockholders of the Company have agreed to vote to elect to the Board of Directors of the Company the following directors: Roger Penske, four additional directors nominated by Penske Capital Partners, L.L.C., one director nominated by Trace International Holdings, Inc. and three independent directors. Penske Capital’s nominees to the Board of Directors include Richard J. Peters, James A. Hislop, Donald J. Hofmann, Jr. and Eustace W. Mita. Trace’s nominee to the Board of Directors is Marshall Cogan.

      The nominees for election as Class I directors will serve until the Annual Meeting of Stockholders in 2003. Class II directors and Class III directors will serve until the Annual Meeting of Stockholders in 2001 and 2002, respectively. Information about our directors is set forth below.

CLASS I DIRECTORS:

Marshall S. Cogan Consultant	Marshall S. Cogan, 62, served as Chairman of the Board and Chief Executive Officer of the Company from April 1997 to May 3, 1999 and served as Vice Chairman of the Board and a director of the Company from 1990 to April 1997. From 1974 to 1999 Mr. Cogan was the principal stockholder, Chairman or Co-Chairman of the Board of Directors and Chief Executive Officer or Co-Chief Executive Officer of Trace International Holdings, Inc., a private company. Trace has acquired many companies in various consolidating industries and conceived the concept for the Company, which it founded in December 1990. Since July 21, 1999 Trace has been in bankruptcy proceedings and on January 24, 2000 the case was converted to a Chapter 7 bankruptcy. Since March 1999, Mr. Cogan has served as the Chairman of Foamex International, Inc. From May 1997 until March 1999, Mr. Cogan served as the Vice Chairman of Foamex. Mr. Cogan also served as the Chairman of Foamex from September 1993 to May 1997 and as the Chief Executive Officer of Foamex from January 1994 to May 1997. He has also been a director of Recticel s.a. since February 1993. Mr. Cogan served as Chairman and a director of other companies formerly owned by Trace, including General Felt Industries, Inc., Knoll International, Inc. and Sheller-Globe Corporation. Prior to forming Trace, he was a senior partner at Cogan, Berlind, Weill & Levitt and subsequently CBWL-Hayden Stone, Inc., both predecessor companies to Lehman Brothers, Inc. Additionally, Mr. Cogan serves on the Board of Trustees of the Museum of Modern Art, the Boston Latin School and New York University Medical Center and the Board of Directors of the American Friends of the Israel Museum. He also serves on several committees of Harvard University. Mr. Cogan’s address is c/o Moness Crespi Hardt & Co., Inc., 767 3rd Avenue, New York, New York 10017.

Eustace W. Mita President and Chief Executive Officer of HAC Group, LLC	Eustace W. Mita, 44, has been a director of the Company since August 3, 1999. Mr. Mita is President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company, and has been President of Half-A- Car II, Inc. since 1990. Mr. Mita founded Mita Leasing Corp., an automobile retail leasing company, in 1984 and served as its President until the company was sold in 1992. Mr. Mita is also Chairman of Cybercar.net and Automark and a director of First Republic Bank and CRW Financial, Inc.

Samuel X. DiFeo President and Chief Operating Officer of the Company	Samuel X. DiFeo, 50, has served as President, Chief Operating Officer and a director of the Company since February 1998. Mr. DiFeo also served as Executive Vice President of certain subsidiaries of the Company whose assets were formerly owned by Mr. DiFeo and members of his family (the “DiFeo Group”) from October 1992 to January 1998. Mr. DiFeo co-managed the operations of the DiFeo Group from 1972 until the Company’s acquisition of the DiFeo Group in October 1992.

CLASS II DIRECTORS:

Donald J. Hofmann, Jr. General Partner of Chase Capital Partners	Donald J. Hofmann, Jr., 42, has been a director of the Company since August 3, 1999. Mr. Hofmann has been a General Partner of Chase Capital Partners, a global general partnership with over $7.0 billion under management, since September 1993. Chase Capital Partners, the private equity division of Chase Manhattan Banking Corporation, provides equity and mezzanine debt financing for management buyouts and recapitalizations, growth equity and venture capital and is a member of Penske Capital Partners, LLC. Mr. Hofmann is a Director of Advanced Accessory Systems, Berry Plastics Corporation, Mackie Automotive Systems, Metalforming Industries, MetoKote Corporation, Penske Corporation, Skip Barber Racing Schools, Top Driver, TriPoint Global Communications and Truck-Lite Holdings Corp.

Michael R. Eisenson Managing Director and Chief Executive Officer of Charlesbank	Michael R. Eisenson, 44, has served as a director of the Company since December 1993. He is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm and the successor to Harvard Private Capital Group, which he joined in 1986. Charlesbank is the investment advisor of Aeneas Venture Corporation. Mr. Eisenson is also a director of CCC Information Services Group, Inc., ImmunoGen, Inc., Playtex Products, Inc. and the WMF Group, Ltd.

John J. Hannan Principal of Apollo Advisors, L.P. and of Apollo Real Estate Advisors, L.P.	John J. Hannan, 44, has served as a director of the Company since December 1993. Mr. Hannan is one of the founding principals of Apollo Advisors, L.P., which together with an affiliate has acted since 1991 as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P., private securities investment funds, of Apollo Real Estate Advisors, L.P., which since 1993 has acted as managing general partner of the Apollo real estate investment funds, and of Lion Advisors, L.P., which since 1991 has acted as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Hannan is also a director of Converse, Inc. and Florsheim Group, Inc.

CLASS III DIRECTORS:

Roger S. Penske Chairman and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Penske Corporation	Roger S. Penske, 63, has been Chairman and Chief Executive Officer of the Company since May 3, 1999. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation. Penske Corporation is a privately- owned diversified transportation services company which, among other things, holds, through its subsidiaries, interests in a number of businesses, including Penske Truck Leasing Co., L.P., Detroit Diesel Corporation, Penske Automotive Group, Inc., Diesel Technology Company and Penske Capital. Mr. Penske is also Chairman of the Board of Directors of Detroit Diesel Corporation, Vice Chairman of the Board of International Speedway Corporation and a member of the Boards of Directors of General Electric Company, Inc. and Delphi Automotive Systems Corporation.

James A. Hislop President and Chief Executive Officer of Penske Capital	James A. Hislop, 41, has been a director of the Company since May 3, 1999. Mr. Hislop has been President and Chief Executive Officer of Penske Capital since its inception in June 1997. Penske Capital is an organization formed to undertake acquisitions and strategic investments in the transportation and transportation services industry. Mr. Hislop has also served as a Managing Director in the Investment Banking Group of Merrill Lynch & Co. from 1991 to 1997 and prior to that as a Vice President in the Investment Banking Group of Merrill Lynch & Co. from 1985 to 1991. Mr. Hislop is Chairman of the Board of Directors of Truck-Lite Holdings Corp. and a Director of Penske Corporation and Terion, Inc.

Richard J. Peters President of Penske Corporation	Richard J. Peters, 51, has been a Director of the Company since May 3, 1999. Mr. Peters has been the President of R.J. Peters & Company, LLC, since July 1, 1997 and the President of Penske Corporation since January 1, 2000. During 1999, Mr. Peters served as President and Chief Executive Officer of Ilitch Ventures, Inc., a holding company which owns Little Caesar Enterprises, the Detroit Tigers, the Detroit Red Wings, Olympia Entertainment, Olympia Development and Olympia Specialty Foods. Mr. Peters served as the Chief Executive Officer, President and Director of Penske Motorsports, Inc., the owner and operator of speedways throughout the United States, from September 1995 to July 1, 1997. Mr. Peters has also served as an officer of various subsidiaries of Penske Motorsports since 1990. Mr. Peters served as the Treasurer and Chief Financial Officer of Penske Corporation between 1988 and July 1997 and as an Executive Vice President of Penske Corporation between September 1994 and July 1997. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990. Mr. Peters is also a Director of Captec Net Lease Realty, Inc. and a Trustee of Aon Funds.

      The affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of Class I directors. The Board recommends a vote “FOR” election of the nominees listed above.

EXECUTIVE OFFICERS

      Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Pursuant to a stockholders agreement among some of our stockholders, shareholders affiliated with Penske Capital have agreed to cause Roger S. Penske to be Chairman and Chief Executive Officer of the Company. Brief biographies of Messrs. Penske and DiFeo are set forth above. Brief biographies of each other executive officer of the Company as of February 29, 2000 are provided below.

      James R. Davidson, 54, has served as Executive Vice President — Finance of the Company since May 3, 1999, served as Executive Vice President — Accounting and Treasurer of the Company from August 1997 to May 1999 and served as Senior Vice President — Finance of the Company from February 1997 to August 1997. Prior to joining the Company, Mr. Davidson served as an audit partner for Ernst & Young L.L.P., an accounting, financial advisory services and management consulting firm, which he joined in 1973.

      Robert H. Kurnick, Jr., 38, has served as Executive Vice President, General Counsel, and Secretary of the Company since February 2000. Since August 1999, Mr. Kurnick has also served as Executive Vice President of Penske Corporation and General Counsel of Penske Capital. Since November 1995, Mr. Kurnick has served as Senior Vice President and General Counsel of Penske Auto Centers, Inc., which owns and operates approximately 650 automotive service centers located at Kmart stores nationwide and, from March 1996 to July 1999, Mr. Kurnick served as Senior Vice President and General Counsel of Penske Motorsports, Inc., the owner and operator of speedways throughout the United States. Mr. Kurnick also served as Assistant General Counsel of Penske Corporation from January 1995 to August 1999.

      Paul H. Walters, 56, has served as Executive Vice President — Human Resources of the Company since August 3, 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President — Administration of Detroit Diesel Corporation from January 1988 to July 1997.

EXECUTIVE COMPENSATION

      The following table contains information concerning annual and long-term compensation of each individual who served as chief executive officer during Fiscal 1999 and each of the other most highly compensated executive officers of the Company who served as executive officers during Fiscal 1999 (the “Named Executive Officers”) for services rendered in all capacities during the fiscal years 1999, 1998 and 1997.

SUMMARY COMPENSATION TABLE

				Long Term
				Compensation
	Annual Compensation			Awards

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)

Roger S. Penske	1999	—	—	400,000	—
Chairman of the Board and	1998	—	—	—	—
Chief Executive Officer	1997	—	—	—	—

Marshall S. Cogan	1999	750,000	—	400,000	250,000	(1)
Former Chairman of the Board	1998	763,141	—	200,000	—
and Chief Executive Officer	1997	663,440	—	—	—

Samuel X. DiFeo	1999	360,000	200,000	120,000	—
President and Chief	1998	720,000	—	100,000	—
Operating Officer	1997	720,000	—	20,000	—

James R. Davidson	1999	400,000	100,000	50,000	—
Executive Vice President —	1998	300,000	50,000	10,000	225,000	(2)
Finance	1997	230,191	200,000	20,000	—

Robert H. Nelson	1999	127,385	—	—	236,615	(3)

Former Executive Vice President	1998	475,000	—	30,000	—
	1997	388,865	100,000	—	—

(1)	Pursuant to an agreement entered into with Mr. Cogan in April 1999, Mr. Cogan resigned as Chairman and Chief Executive Officer of the Company on May 3, 1999. The Company agreed, among other things, to pay Mr. Cogan his base salary from resignation until December 31, 1999, to award Mr. Cogan 400,000 options to purchase Common Stock of the Company at an exercise of $10.00 per share and to pay Mr. Cogan $250,000 in August 1999. See “Related Party Transactions — Cogan Agreement.”

(2)	Represents the settlement of an obligation relating to Mr. Davidson’s original employment with the Company.

(3)	Mr. Nelson resigned from the Company in May 1999 and received severance payments of $236,615 during 1999.

OPTION GRANTS IN FISCAL 1999

      The following table sets forth information concerning individual grants of options to purchase Common Stock made to the Named Executive Officers during Fiscal 1999.

		Percent of			Potential Realizable Value at
	Number of	Total Options			Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term(1)(2)
	Options	Fiscal Year	Base Price	Expiration
Name	Granted	1999	($/Share)	Date	5%($)	10%($)

Roger S. Penske(3)	400,000	35.67%	$10.00	5/3/09	$1,823,298	$5,272,629

Marshall S. Cogan(3)	400,000	35.67%	$10.00	5/3/09	$1,823,298	$5,272,629

Samuel X. DiFeo(4)	120,000	10.7%	$7.06	3/3/09	$899,789	$1,934,599

James R. Davidson(4)	50,000	4.46%	$7.06	3/3/09	$374,912	$806,079

Robert H. Nelson	—	—	—	—	—	—

(1)	Amounts reflect certain assumed rates of appreciation set forth in the Commission’s executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The values in these columns are based upon the fact that the fair market value on the date of grant of each option was equal to the exercise price thereof.

(2)	Based on the closing market price of the Common Stock on December 31, 1999 of $8.9375.

(3)	Options were granted on May 3, 1999. Mr. Penske’s options vest and become exercisable in three equal installments beginning on May 3, 2000. Mr. Cogan’s options vested and became exercisable upon grant.

(4)	Options were granted on March 3, 1999 and vest and become exercisable in five equal annual installments beginning on March 3, 2000.

AGGREGATED OPTION EXERCISES IN FISCAL 1999
AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning options to purchase Common Stock exercised by the Named Executive Officers during Fiscal 1999 and the number and value of options held by them on December 31, 1999. No Named Executive Officers exercised Options during Fiscal 1999.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In
	Options at Fiscal Year		the Money Options at
	End(#)		Fiscal Year End($)(1)

Name	Exercisable/Unexercisable		Exercisable/Unexercisable

Roger S. Penske	0/	400,000	—/	—

Marshall S. Cogan	440,000/	0	—/	—

Samuel X. DiFeo	281,267/	0	528,079/	0

James R. Davidson	6,000/	74,000	—/	—

Robert H. Nelson	64,000/	0	—/	—

(1)	The closing price of the Company’s Common Stock on December 31, 1999 was $8.9375.

EMPLOYMENT CONTRACTS AND TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      The Company entered into a severance agreement with former officer Robert H. Nelson in May 1999. Mr. Nelson’s agreement provided that, in the event of a change in control and subject to certain conditions, Mr. Nelson would continue to receive his salary for twelve months following the date of termination, plus accrued salary, bonus and expenses, and all outstanding options would vest and be immediately exercisable. Mr. Nelson resigned in May 1999 and in accordance with this arrangement received severance of $236,615 during 1999. Mr. Nelson agreed not to compete with the Company during the period during which he receives severance payments under the agreement.

      The Company entered into a severance agreement with James Davidson in August 1999. The agreement provides that, if Mr. Davidson is terminated by the Company without Cause (as defined in the agreement) or resigns for Good Reason (as defined in the agreement) prior to August 3, 2000, Mr. Davidson will receive his salary (as defined) for a period of 18 months following termination, plus accrued salary, bonus and expenses, and all of Mr. Davidson’s outstanding options will vest and be immediately exercisable. Mr. Davidson agreed not to compete with the Company during the period during which he receives severance payments under the agreement.

      The Company entered into a letter agreement with Samuel DiFeo in August 1999. Pursuant to this agreement, Mr. DiFeo agreed to serve as President through December 31, 1999, subject to the Company’s right to extend his service as President through May 31, 2000, at a salary of $360,000 per year. Under the agreement, all of Mr. DiFeo’s stock options outstanding as of the date of the agreement immediately vested. If Mr. DiFeo’s employment is terminated as a result of death, Mr. DiFeo’s estate is entitled to receive, among other things, $800,000.

      In addition, the Company has agreed to retain Mr. DiFeo as a consultant upon the earlier to occur of (1) the expiration of Mr. DiFeo’s letter agreement on May 31, 2000, (2) the resignation of Mr. DiFeo following the occurrence of a change in control or termination of Mr. DiFeo within six months following a change of control, (3) several other events which result in Mr. DiFeo’s involuntary retirement under his letter agreement and (4) the termination of Mr. DiFeo without Cause or for Permanent Disability under his letter agreement (in which event he will receive salary and other compensation through the end of the term of his letter agreement and become subject to the consulting agreement immediately thereafter). The consulting agreement would continue for a period of 24 months, subject to extension for an additional year at the Company’s option, and provides for compensation of $400,000 a year, plus use of an automobile, reimbursement of expenses and other health benefits. Mr. DiFeo may not seek or obtain employment in the automotive industry while the consulting agreement is in effect.

COMPENSATION OF DIRECTORS

      The Company has established a Non-Employee Director Compensation Plan to provide compensation to the directors of the Company who are not paid employees of the Company (the “Outside Directors”). Pursuant to the Non-Employee Director Compensation Plan, each Outside Director receives an annual retainer of $40,000. These fees are payable at the option of each Outside Director in cash or in Common Stock at the current market price. Each Outside Director is also entitled to the use of a vehicle. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. As of December 31, 1999, there were seven Outside Directors of the Company and two employee directors. In accordance with the internal policies of their employers, certain directors assign their director compensation to the organizations that employ them or waive the payment of the fee entirely. Directors who are also employees of the Company or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees. In February 2000, Roger Penske, Marshall Cogan and Samuel DiFeo were each granted options to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

      Prior to August 3, 1999 the Company’s Compensation Committee was comprised of Marshall S. Cogan, Michael R. Eisenson and John J. Hannan and the Company’s Stock Option Plan Committee was comprised of Michael R. Eisenson and John J. Hannan. On August 3, 1999 the Board of Directors combined the Compensation Committee and the Stock Option Plan Committee into one committee called the Compensation and Stock Option Committee. This committee is comprised of Donald J. Hofmann (Chairman), Roger S. Penske, James A. Hislop, John J. Hannan and Richard J. Peters.

      Mr. Penske is the Chairman and Chief Executive Officer of the Company. Messrs. Penske, Hislop, Peters and Hofmann each have direct and indirect interests in International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (the “Purchasers”). During 1999 the Purchasers entered into a purchase agreement and registration rights agreement with the Company. During 1999 the Purchasers also entered into a stockholders agreement with Trace International Holdings, Inc., which is affiliated with Marshall Cogan, AIF II, L.P., which is affiliated with John J. Hannan, and Aeneas Venture Corporation, which is affiliated with Michael R. Eisenson. See “Related Party Transactions — Recapitalization Agreements.” In addition, during 1999 Mr. Cogan, the former Chairman and Chief Executive Officer of the Company, entered into an agreement with the Company with respect to severance and other matters. See “Related Party Transactions — Recapitalization Agreements — Cogan Agreement.” Mr. Penske is Chairman and the Chief Executive Officer of Penske Corporation, Mr. Hislop and Mr. Hofmann are directors of Penske Corporation and Mr. Peters is President of Penske Corporation.

REPORT OF THE COMPENSATION AND STOCK
OPTION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committee’s responsibilities include establishing the Company’s policies governing the compensation of officers and other key executives of the Company. The Compensation and Stock Option Committee approves all elements of compensation for executive officers and is responsible for the administration of the Stock Option Plan.

      Executive Compensation. The Company’s compensation program consists of base salary, annual incentive payments, stock options and employee benefits. The goal of the Company’s compensation program is to motivate and reward its executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. The Company’s executive compensation program is designed to align executive compensation practices with increasing the value of the Company’s Common Stock and to foster adherence to, and promotion of, the Company’s business mission, values, strategic goals and annual objectives.

      The Compensation and Stock Option Committee reviews salary increases for the current year and incentive payments to be made in connection with the previous year’s performance. The Compensation and Stock Option Committee will consider an executive’s scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company’s business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company’s long-term performance goals, the Compensation and Stock Option Committee receives input from the Company’s Chief Executive Officer and President.

      Base Salary and Bonus. The salary levels for executive officers are determined by such officer’s level of job responsibility and experience, job performance and attainment of pre-established goals. Bonus payouts to executive officers and other key employees of the Company are based on the attainment of corporate earnings goals.

      Options. The Compensation and Stock Option Committee believes strongly that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in stockholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees of the Company whose contributions and skills are important to the long-term success of the Company. Stock options to purchase Common Stock providing long-term incentives may be granted to executive officers with a maximum term of ten years.

      During Fiscal 1999, the Compensation and Stock Option Committee granted 321,500 options to purchase Common Stock to officers or key employees of the Company or its affiliates. Such options were granted at exercise prices equal to the fair market value of the Common Stock on the dates of grant. In addition, during Fiscal 1999, the Board authorized the issuance of 400,000 options to purchase Common Stock to each of Roger S. Penske and Marshall S. Cogan. Those Options were issued in connection with the purchase by Penske Capital of Series A Preferred Stock and Series B Preferred Stock.

      Chief Executive Officer. In Fiscal 1999, Mr. Penske received no cash compensation from the Company for his services as Chief Executive Officer from May 3, 1999 to December 31, 1999. Mr. Cogan served as Chief Executive Officer of the Company from January 1, 1999 to May 3, 1999. Mr. Cogan received $750,000 in compensation from the Company for his serving as Chief Executive Officer from January 1, 1999 to May 3, 1999 and pursuant to the Cogan Agreement. In addition, pursuant to the Cogan Agreement, Mr. Cogan received an additional $250,000 in compensation from the Company. See “Related Party Transactions — Recapitalization Agreements — Cogan Agreement.”

      Policy Regarding Qualifying Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). While the Compensation and Stock Option Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains the flexibility in its membership and in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation which may not be deductible by reason of Section 162(m).

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. In the case of persons other than directors and executive officers of the Company, such information is based on statements filed with the Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person identified below has sole voting and dispositive power with respect to Common Stock beneficially owned by such person. All of the outstanding shares of Series A Preferred Stock are beneficially owned by Penske Capital, as reflected in the table below.

	Shares Beneficially
	Owned(1)

Beneficial Owner	Number	Percent

Penske Capital Partners, L.L.C.(2)(3)	13,582,946	39.6%
399 Park Avenue, 36th Floor New York, NY 10022

Trace International Holdings, Inc.(3)(4)	4,016,110	19.4
375 Park Avenue New York, NY 10152

Aeneas Venture Corporation(3)(5)	2,843,656	13.7
c/o Charlesbank Capital Partners, LLC 600 Atlantic Avenue Boston, MA 02210

AIF II, L.P.(3)(6)	1,843,656	8.9
c/o Apollo Advisors, L.P. Two Manhattanville Road Purchase, NY 10577

Aon Corporation(7)	1,217,594	5.9
123 North Wacker Drive Chicago, IL 60606

Marshall S. Cogan(8)	4,522,110	21.4

Samuel X. DiFeo(9)	387,467	1.9

Michael R. Eisenson(10)	2,843,656	13.7

John J. Hannan(11)	1,843,656	8.9

Donald J. Hofmann	—	—

James A. Hislop(12)	13,582,946	39.6

Roger S. Penske(13)	13,982,946	40.3

Richard J. Peters	—	—

Eustace W. Mita	—	—

James R. Davidson(14)	28,500	*

Robert H. Nelson (15)	66,000	*

All directors and executive officers as a group (13 persons)	23,476,335	66.2

*	Less than 1%

(1)	Pursuant to the regulations of the Commission, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficiary owned by such person.

However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted. As of the Record Date, there were 20,685,859 shares of Common Stock outstanding.

(2)	Based on the Schedule 13D (Amendment No. 3) filed on February 9, 2000, Penske Capital has sole voting and dispositive power with respect to 13,582,946 shares of Common Stock, International Motor Cars Group I, L.L.C. has sole voting and dispositive power with respect to 10,591,071 shares of Common Stock, and International Motor Cars Group II, L.L.C. has sole voting and dispositive power with respect to 2,991,875 shares of Common Stock, in each case subject to the terms of the Stockholders Agreement. Penske Capital’s beneficial ownership consists of 8,123.746 shares of Series A Convertible Preferred Stock, which is convertible into 8,123,746 shares of Common Stock; 459.200 shares of Series B Convertible Preferred Stock, which can be converted into Series A Convertible Preferred Stock (unless it would cause a Regulatory Problem) or non-voting Common Stock; warrants to acquire 3,898,665 shares of Common Stock; and warrants to acquire 1,101,335 shares of non-voting Common Stock, which can be converted into Common Stock unless it would cause a Regulatory Problem. Penske Capital is the managing member of each of International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. The managing members of Penske Capital are Roger Penske and James A. Hislop.

(3)	Penske Capital, IMCG-I, IMCG-II, AIF II, L.P., Aeneas Venture Corporation and Trace International Holdings, Inc., each disclaim beneficial ownership of the shares owned by the others that may be deemed to exist pursuant to a Stockholders Agreement dated May 3, 1999 by and among AIF II, L.P., Aeneas Venture Corporation, IMCG-I, IMCG-II, Trace International Holdings, Inc. and United Auto Group, Inc.

(4)	Based on the Schedule 13D (Amendment No. 5) filed on May 4, 1999 by Trace International Holdings, Inc. and Marshall Cogan. Trace has sole power to vote and sole power to dispose of the shares of Common Stock, subject to the terms of the Stockholders Agreement.

(5)	Based on the Schedule 13D (Amendment No. 2) filed on May 6, 1999 by Charlesbank Capital Partners, LLC. Aeneas Venture Corporation, a title holding company for the endowment fund of Harvard, is the direct beneficial owner of the Common Stock. Charlesbank Capital Partners, the investment advisor for Aeneas Venture Corporation, is the indirect beneficial owner of the Common Stock. Charlesbank has sole power to vote and sole power to dispose of such shares, subject to the terms of the Stockholders Agreement. Harvard has full discretion to direct the receipt of dividends, if any, received from the shares of Common Stock.

(6)	Based on the Schedule 13D (Amendment No. 1) filed on May 7, 1999 by AIF II, L.P. and Apollo Advisors, L.P. Apollo Advisors, L.P. is the managing general partner of AIF II, L.P., Apollo Fund Administration Limited is the administrative general partner of AIF II, L.P. and Apollo Capital Management, Inc. is the sole general partner of Apollo Advisors, L.P. AIF II, L.P. has sole voting and dispositive power with respect to the Common Stock, subject to the terms of the Stockholders Agreement.

(7)	Based on the Schedule 13G filed on February 4, 2000. Aon Advisors, Inc. (“Aon Advisors”), Virginia Surety Company, Inc. (“Virginia Surety”), London General Insurance Company (“London General”) and Combined Insurance Company of America (“CICA”) are wholly owned subsidiaries of Aon Corporation (“Aon”). Pursuant to respective Investment Advisory Agreements entered into by Aon Advisors with Virginia Surety, London General and CICA, the Company’s Common Stock was acquired by Aon Advisors on behalf of, and as investment adviser to, Virginia Surety (400,000 shares), London General (50,000 shares) and CICA (767,594 shares). Aon Corporation and Aon Advisors, Inc. have shared voting power with respect to 1,217,594 shares of Common Stock, London General Insurance Company has shared voting and dispositive power with respect to 50,000 shares of Common Stock, Virginia Surety Company, Inc. has shared voting and dispositive power with respect to 400,000 shares of Common Stock and Combined Insurance Company of America has shared voting and dispositive power with respect to 767,594 shares of Common Stock.

(8)	Includes 440,000 shares which may be issued upon the exercise of options that are vested and exercisable, 4,016,110 shares held by Trace International Holdings, Inc. and 1,000 shares held by Mr. Cogan’s wife. Mr. Cogan disclaims beneficial ownership with respect to shares held by Trace or his wife.

(9)	Includes options to purchase 281,267 shares of Common Stock which are exercisable within 60 days of March 24, 2000.

(10)	Represents the shares held by Aeneas. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank, the investment advisor of Aeneas. Mr. Eisenson disclaims beneficial ownership of all shares held by Aeneas. Mr. Eisenson’s address is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, Boston, Massachusetts 02210.

(11)	Represents the shares held by AIF. Mr. Hannan is a director of Apollo Capital Management, Inc., which is the general partner of Apollo Advisors, L.P., which is the managing general partner of AIF. Mr. Hannan disclaims beneficial ownership of all shares held by AIF. Mr. Hannan’s address is c/o Apollo Advisors, L.P., Two Manhattanville Road, Purchase, New York 10577.

(12)	Includes the 13,582,946 shares deemed to be beneficially owned by Penske Capital. Mr. Hislop is a managing member of Penske Capital. Mr. Hislop disclaims beneficial ownership of the shares beneficially owned by Penske Capital. Mr. Hislop’s address is c/o Penske Capital Partners, L.L.C., 399 Park Avenue, New York, New York 10022.

(13)	Includes the 13,582,946 shares deemed to be beneficially owned by Penske Capital, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, and options to purchase 400,000 shares, for which shares Mr. Penske holds sole voting and dispositive power. Mr. Penske is a managing member of Penske Capital. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital. Mr. Penske’s address is c/o Penske Capital Partners, L.L.C., 399 Park Avenue, New York, New York 10022.

(14)	Includes 26,000 shares issuable upon the exercise of options that are vested and exercisable within 60 days and 500 shares held by Mr. Davidson’s wife. Mr. Davidson disclaims beneficial ownership of all shares held by his wife.

(15)	Based on Mr. Nelson’s Form 4 filed on September 10, 1999. Includes 64,000 shares issuable upon the exercise of options that are vested.

RELATED PARTY TRANSACTIONS

Recapitalization Agreements

      Purchase Agreement. In April 1999 the Company entered into a purchase agreement with International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (collectively, the “Purchasers”). In connection with the agreement, the Purchasers paid $83 million in May 1999 and August 1999 in exchange for (a) 7,903.124 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, (b) 396.876 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share, (c) warrants to purchase 3,898,665 shares of the Company’s Common Stock, par value $0.0001 per share, and (d) warrants to purchase 1,101,335 shares of the Company’s Non-Voting Common Stock, par value $0.0001 per share. The Series A Preferred Stock is convertible into 7,903,124 shares of Common Stock and the Series B Preferred Stock is convertible into 396,876 shares of Non-Voting Common Stock. All of the warrants are exercisable at a price of $12.50 per share for thirty months after August 1999 and $15.50 per share thereafter until May 2, 2004.

      The shares of Series A Preferred Stock and Series B Preferred Stock entitle the Purchaser to dividends at a rate of 6.5% per year. Dividends are payable in kind for the first two years. In February 2000, in accordance with the Certificates of Designation governing the Series A Preferred Stock and the Series B Preferred Stock, the Board of Directors declared and paid to the Purchasers a pay-in-kind dividend consisting of 220.622 shares of Series A Preferred Stock and 62.324 shares of Series B Preferred Stock representing accrued and unpaid dividends through December 31, 1999 in respect of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock. Such shares are convertible into 220,622 shares of Common Stock and 62,324 shares of Non-Voting Common Stock, respectively.

      Roger Penske, the Company’s Chairman and Chief Executive Officer, is the managing member of Penske Capital, and Penske Capital controls each of International Motor Cars Group I and International Motor Cars Group II. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, which holds an interest in Penske Capital. James Hislop, a director of the Company, is the President and Chief Executive Officer and a managing member of Penske Capital and a director of Penske Corporation. Richard Peters, a director of the Company, is a director and president of Penske Corporation. Donald J. Hofmann, a director of the Company, is a director of Penske Corporation and a general partner of Chase Capital Partners, which has a membership interest in each of the Purchasers. As a result, Messrs. Penske, Hislop, Peters and Hofmann each have indirect interests in the Purchasers.

      Stockholders Agreement.  On May 3, 1999 the Company entered into a stockholders agreement with International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (the “Purchasers”) and Trace International Holdings, Inc., AIF II, L.P. and Aeneas Venture Corporation (the “Significant Stockholders”).

      Pursuant to the stockholders agreement, the Board of Directors of the Company must consist of Roger Penske, four additional directors nominated by Penske Capital, one director nominated by Trace and three independent directors. If the beneficial ownership in the Company of the Purchasers, excluding as a result of unexercised warrants, is reduced below 20%, the number of designees of Penske Capital will be reduced by one for each 2.5% decrease in beneficial ownership. In addition, the right of the Purchasers or Trace to designate directors will be suspended when either the Purchasers’ or Trace’s beneficial ownership in the Company is reduced below 10% or, in the case of the Purchasers, if they are in default of their covenant to cause Mr. Penske to serve as Chairman and Chief Executive Officer of the Company for specified time periods. If the right of the Purchasers or Trace to nominate directors is reduced, the Purchasers and the Significant Stockholders must use their reasonable best efforts to have the successors to such directors both be selected by a majority of the remaining directors, excluding the director whose position is no longer entitled to be designated by Trace or the Purchasers, and not be affiliates of the Purchasers and their affiliates. The Purchasers and Significant Stockholders have also agreed to use their reasonable best efforts to have the Compensation Committee of the Board of Directors consist of Roger S. Penske, one additional Penske Capital designee and two Independent Directors. These provisions terminate in May 2002.

      The Purchasers and Significant Stockholders also agreed, until May 3, 2002, among other things, not to acquire any of the Company’s capital stock or assets, enter into a business combination involving the Company or its affiliates, participate in a proxy contest with respect to the Company or initiate or propose any stockholder proposals with respect to the Company or its affiliates. Notwithstanding the prior sentence, the stockholders agreement permits (1) any transaction by the Purchasers or a Significant Stockholder approved by either a majority of non-affiliated members of the Board of Directors or a majority of non-affiliated stockholders, (2) in the case of the Purchasers, AIF and Aeneas, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership of such party in the Company is less than or equal to 49%, (3) in the case of the Purchasers, a tender offer for all, but not less than all, of the outstanding Common Stock and Non-Voting Common Stock of the Company or a merger with or into the Company, (4) the granting by the Board of Directors of options to affiliates of the Purchasers or the Significant Stockholders, or (5) the exercise of stock options.

      The Purchasers and Trace agreed, until May 1, 2002, not to transfer any of their securities, other than pursuant to an underwritten public offering or pursuant to a broker’s transaction under Rule 144 and subject to a number of other exceptions. The Purchasers also agreed that if they transferred any securities prior to May 3, 2002, AIF and Aeneas would be entitled to tag along in any such transfer. Until May 3, 2001, each of the Purchasers will not register or permit any transfer of the membership interests in such entity by Penske Corporation or Penske Capital, except pursuant to a pro rata transfer by all of the members of interests valued at up to $15 million to certain members of the Company’s management (a “Management Incentive Transfer”), and Penske Corporation and Penske Capital will not transfer any interest in the Purchasers, except for a Management Incentive Transfer.

      The Purchasers agreed to cause Roger S. Penske to serve as the Chairman of the Board of the Company until August 3, 2002 and as Chief Executive Officer of the Company until August 3, 2001. However, this obligation will cease if directors designated by Penske Capital no longer constitute a majority of the Board of Directors as a result of a decrease in share ownership by Penske Capital. The Purchasers also agreed that Mr. Penske’s compensation payable by the Company would be no greater than a salary of $1 per year, a bonus determined by the Board’s compensation committee and options for 400,000 shares of Common Stock with an exercise price of $10.00 per share.

      The Company agreed to use its reasonable best efforts through May 3, 2002 to maintain effective a registration statement relating to the sale by Trace of its restricted securities.

      Registration Rights Agreement. On May 3, 1999 the Company and the Purchasers entered into a registration rights agreement. Pursuant to the agreement, the Purchasers may require the Company on three occasions to register all or part of their Common Stock. Other stockholders of the Company who are entitled to include securities in any registration demanded by the Purchasers may do so but the securities of such other stockholders will be excluded in the event that market factors require a limitation on the number of shares to be included in such registration. The Purchasers are also entitled to request inclusion of all or any part of their Common Stock in any registration of securities by the Company on Forms S-1, S-2 or S-3 under the Securities Act. The Company has agreed to pay all expenses incident to the registration and disposition of the securities registered pursuant to the Registration Rights Agreement (other than underwriting discounts and commissions in respect thereof, which shall be paid by the Purchasers).

      Cogan Agreement. On April 12, 1999, the Company and Marshall S. Cogan entered into an agreement pursuant to which Mr. Cogan resigned as Chief Executive Officer of the Company. The agreement provides that Mr. Cogan may not compete with the Company in the continental United States, Puerto Rico or any other geographical area where the Company or any of its subsidiaries is doing or specifically intends to do business. Mr. Cogan is also disallowed from disclosing proprietary information of the Company and from enticing away any employees of the Company or its subsidiaries. These covenants are effective until December 31, 2005, except for the requirement to hold the Company’s proprietary information in confidence, which continues in effect.

      Mr. Cogan also agreed, until May 3, 2002, not to acquire any of the Company’s capital stock or assets, enter into a business combination involving the Company or its affiliates, participate in a proxy contest with respect to the Company or initiate or propose any stockholder proposals with respect to the Company or its affiliates, among other things. This agreement is subject to a number of exceptions and does not prohibit Mr. Cogan from taking any of these actions if the transaction is approved by a majority of the directors not affiliated with Trace or a majority of the stockholders of the Company other than Trace.

      The Company agreed to pay Mr. Cogan his current base salary until December 31, 1999 and thereafter $750,000 per year until December 31, 2005. The Company also agreed to pay Mr. Cogan a cash payment of $250,000 and fully vested options to purchase 400,000 shares of Common Stock at an exercise price of $10.00 per share. In addition, the Company agreed to pay to Mr. Cogan 25% of any compensation or bonus directly or indirectly paid by the Company to or applied for Mr. Penske through December 31, 2005 in cash, stock, options, warrants or other remuneration, other than the initial grant of 400,000 options to Mr. Penske. If the Company defaults in making these payments, Mr. Cogan will be entitled to accelerate and demand the immediate payment of all remaining amounts due to him under the agreement.

      Cogan Option Agreement. On August 3, 1999, in accordance with the above provisions, the Company entered into a stock option agreement with Mr. Cogan pursuant to which the Company awarded Mr. Cogan fully vested options to purchase 400,000 shares of Common Stock at an exercise price of $10.00 per share.

      Penske Option Agreement. On August 3, 1999, in accordance with the terms of the Stockholders Agreement, the Company entered into a stock option agreement with Roger Penske, the Company’s Chairman and Chief Executive Officer, pursuant to which the Company awarded Mr. Penske options to purchase 400,000 shares of Common Stock at an exercise price of $10.00 per share. Such options will vest in equal installments over a three year period beginning May 3, 2000 so long as Mr. Penske continues to serve as Chairman of the Board. In the event of a Change of Control, the option will become immediately and fully vested and exercisable. If Mr. Penske’s service as Chairman is terminated by the Company for Cause or by Mr. Penske other than for Good Reason prior to May 3, 2002, then the unvested portion of the option as of the date of such termination shall expire. If Mr. Penske’s service as Chairman is terminated prior to May 3, 2002 by the Company other than for Cause or by Mr. Penske for Good Reason, the unexercised portion of the option as of such date shall become immediately and fully vested and exercisable, unless at such time a majority of the members of the Company’s Board of Directors are designated by Penske Capital.

Other Transactions

      The Company has certain business relationships with Aon Corporation, an insurance holding company, and its subsidiaries and affiliates (“Aon”). Aon is the beneficial owner of 5% of the Company’s Common Stock. The Company sells insurance, warranty and extended service contracts insured by Aon to retail customers who purchase vehicles at its dealerships. The Company earns commissions and fees for generating this business. During 1999, approximately $28 million was collected from customers and remitted to Aon with respect to insurance, warranty and extended service contracts. The Company is also a limited partner in a finance company partnership in which Aon is the general partner. The finance company purchases retail consumer automobile loans generated at the Company’s dealerships. During 1999 the finance company purchased approximately $169 million of retail consumer loans generated at the Company’s dealerships. In addition, the Company paid Aon $250,000 in 1999 for dealership-related training services. Richard J. Peters, a director of the Company, is a trustee of Aon Funds, a registered investment company and a subsidiary of Aon.

      Between January 1, 1997 and October 31, 1998 the Company sold approximately 51,000 warranty and extended service contracts. The repair obligations for these contracts was contractually assumed by Trace International Holdings, Inc. and its subsidiary Alpha Automotive, Inc. pursuant to an agreement effective as of January 1, 1997. As a result of uncertainty about Trace’s and Alpha’s ability to perform their contractual obligations, the Company entered into an insurance agreement with Aon pursuant to which the repair obligations relating to the warranty and extended service contracts were assumed by Aon in exchange for a fixed premium payable over time. Payment of this premium is included in the $28 million referenced in the above paragraph. The Company has no further financial obligations related to the 51,000 contracts other than to make the specified premium payments. Trace and Alpha remain liable with respect to the warranty and extended service contracts sold prior to November 1, 1998. On July 21, 1999, Trace and its subsidiaries filed for protection in the bankruptcy court for the Southern District of New York. The case was converted from a Chapter 11 to a Chapter 7 bankruptcy proceeding on January 24, 2000. As a result, further recoveries are unlikely.

      During 1999 the Company paid $311,000 in fees to Penske Capital and its affiliates for services rendered in the normal course of business.

      During 1999 the Company paid $131,000 in fees to Trace in connection with services rendered in the normal course of business. Marshall S. Cogan, a director of the Company, is the principal stockholder, Chairman of the Board and Chief Executive Officer of Trace.

      The Company is currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo is the Company’s President and Chief Operating Officer. During 1999 the Company paid $3,900,000 to Mr. DiFeo and his family under these lease agreements.

      The law firm of Rogers & Hardin represented the Company during 1999 in connection with various business transactions. Richard Sinkfield, a former director and executive officer of the Company during 1999, is a member of Rogers & Hardin.

APPROVAL OF THE UNITED AUTO GROUP, INC.

STOCK OPTION PLAN, AS AMENDED

      The United Auto Group, Inc. Stock Option Plan has been adopted by the Board of Directors and the stockholders of the Company effective April 29, 1998. The Stock Option Plan provides for the grant of non-qualified options and incentive stock options, as defined in Section 422 of the Code. The following description of the Stock Option Plan is not complete. Shareholders are advised to review the entire text of the Stock Option Plan which is attached as Appendix A to this proxy statement.

      The Board has amended the Stock Option Plan (as so amended, the “Amended Option Plan”) to increase the number of shares of the Company’s Common Stock that may be granted under the Amended Option Plan from 2,000,838 to 3,000,838. The Board also expanded the plan to allow grant of options not only to current employees but also to directors and former employees of the Company. The Amended Option Plan is being submitted for approval by the Company’s stockholders. The Board believes that adoption of the Amended Option Plan is important in order to provide an inducement to obtain and retain the services of employees of the Company, its subsidiaries and affiliates, and to increase their proprietary interest in the Company’s success.

      Eligibility. At present, all full-time employees of the Company and its subsidiaries, as well as employees of its affiliates who perform services for the Company and its subsidiaries, are eligible to participate in the Amended Option Plan. The total number of eligible employees, as of the date of this proxy statement, is approximately 5,800. The plan, as amended, would also allow the grant of Options to directors and former employees of the Company.

      Number of Options. The aggregate number of shares of Common Stock as to which Options may be granted under the Amended Option Plan may not exceed 3,000,838, subject to adjustment as provided in the Amended Option Plan. The number of shares of Common Stock available for grant of Options at any time under the Amended Option Plan will be decreased by the sum of the number of shares for which Options have been issued and have not yet lapsed or canceled and the number of shares already issued upon exercise of Options. The aggregate number of shares of Common Stock with respect to which Options may be granted to any eligible employee is 500,000 per calendar year. As of March 24, 2000, there were no Options available for issuance under the Stock Option Plan and Options to purchase 308,879 have been granted under the Amended Option Plan subject to shareholder approval. If the Amended Option Plan is adopted by the Company’s stockholders, Options to purchase 691,121 shares will remain available for grant under the Amended Option Plan. On March 24, 2000 the closing sale price of a share of Common Stock on the New York Stock Exchange was $8.9375.

      Administration. The Amended Option Plan is administered by the Company’s Compensation and Stock Option Committee. Recipients of Options under the Amended Option Plan are selected by the Compensation and Stock Option Committee, which has authority (i) to determine the number of Options to be granted to such recipient, (ii) to prescribe the form or forms of the option agreements, (iii) to adopt, amend or rescind rules and regulations for the administration of the Amended Option Plan, (iv) to construe and interpret the Amended Option Plan rules and regulations, (v) to determine the exercise price of shares subject to Options, (vi) to determine the dates on which Options become exercisable, (vii) to determine the expiration date of each Option and (viii) to cancel any Option held with the express written consent of the Optionee to be affected. Generally, recommendations of the Compensation and Stock Option Committee are submitted to the entire Board for approval. Options granted under the Amended Option Plan will be evidenced by a written Option Agreement between each Optionee and the Company which will set forth, among other things, the exercise price and the vesting schedule of the Options, as established by the Committee.

      Exercise Price; Term of Options.  The exercise price of the shares of Common Stock subject to Options will be fixed by the Compensation and Stock Option Committee, in its discretion, at the time Options are granted, provided that the per share exercise price of an ISO may not be less than the fair market value of a share of Common Stock on the date of grant. All Options have a ten year term from the date of grant, subject to earlier termination upon termination of the Optionee’s employment, as determined by the Committee.

Options are not transferable, except by will or the laws of descent and distribution. During the lifetime of the Optionee, Options will be exercisable only by the Optionee.

      Rights of Optionholders.  Optionees will have no voting, dividend or other rights as stockholders with respect to shares of Common Stock covered by Options prior to becoming the holders of record of such shares. All Option grants will permit the exercise price to be paid in cash or by certified check, bank draft or money order or by “cashless” exercise.

      Merger Events.  The number of shares covered by Options will be appropriately adjusted in the event of any merger, recapitalization or similar corporate event (a “Merger Event”). If the Company is the surviving corporation of any Merger Event, the Optionee will receive substitute Options to purchase shares of the surviving corporation so as to preserve the value, rights and benefits of any Option granted hereunder. If the Company is not the surviving or resulting corporation of any Merger Event, the Committee may elect to pay in cash the difference between the fair market value of the Common Stock on the date of the Merger Event and the exercise price of such Options. If the Committee does not elect to make a cash payment, the surviving corporation will be required, as a condition to the Merger Event, to grant substitute Options to purchase shares of the surviving or resulting corporation so as to preserve the value, rights and benefits of any Option granted hereunder.

      Amendments.  The Board may at any time terminate the Amended Option Plan or from time to time make such modification or amendments to the Amended Option Plan as it may deem advisable. However, the Board may not, without the consent of the Optionee, take action which would have a material adverse effect on outstanding Options or any unexercised rights under outstanding Options.

      Tax Consequences.  The following is a brief discussion of the federal income tax consequences of transactions under the Amended Option Plan based on the Internal Revenue Code. The Amended Option Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.

      No taxable income is realized by an Optionee upon the grant or exercise of an incentive stock option. If Common Stock is issued to an Optionee pursuant to the exercise of an incentive stock option and if no disqualifying disposition of such shares is made by such Optionee within two years after the date of grant or within one year after the transfer of such shares to such Optionee, then (i) upon sale of such shares, any amount realized in excess of the Option price will be taxed to such Optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Optionee’s employer for federal income tax purposes. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

      If the Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (i) the Optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the Option price paid for such shares and (ii) the Company will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Optionee will be taxed as short-term, mid-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the Company.

      With respect to non-qualified options, (i) no income is realized by an Optionee at the time the Option is granted, (ii) generally, at exercise, ordinary income is realized by the Optionee in an amount equal to the difference between the Option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Company is generally entitled to a tax deduction in the same amount and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term, mid-term or long-term capital gain (or loss) depending on how long the shares have been held.

      Deductions for compensation attributable to non-qualified options (or disqualified incentive stock options) granted to the Company’s Named Executive Officers may be subject to the deduction limits of

Section 162(m) of the Code, unless such compensation qualifies as “performance-based” (as defined therein).

      New Plan Benefits.  Options to purchase shares of Common Stock have been granted to a number of our employees pursuant to the Amended Option Plan subject to shareholder approval of such plan. The exercise price of these Options is the fair market value of the Common Stock at the date of grant. These Options include the following:

Name and Position	Number of Options

Roger S. Penske	25,000

Marshall S. Cogan	25,000

Samuel X. DiFeo	25,000

James R. Davidson	10,000

Robert H. Nelson	n/a

Executive Group	70,000

Non-Executive Director Group	25,000

Non-Executive Officer Employee Group	213,879

Additional grants under the Amended Option Plan may be made to directors, executive officers and other employees of the Company in the future.

      The Board unanimously recommends a vote “FOR” approval of the amended option plan.

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      Subject to stockholder ratification, the Board of Directors upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP as the independent accountants of the Company for fiscal 2000. Effective May 19, 1999, the Company engaged Deloitte & Touche LLP as its independent accountants. If the Stockholders do not ratify this appointment, the Board will consider other independent accountants. One or more members of Deloitte & Touche are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to questions.

      Effective May 19, 1999 the Company engaged Deloitte & Touche LLP as its independent accountants and ended the engagement of PricewaterhouseCoopers LLP as its independent accountants. The decision to change accountants was approved by the Board of Directors based upon the recommendation of the Audit Committee. The reports of PricewaterhouseCoopers LLP on the Company’s financial statements for the two years ended December 31, 1998 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. There were no reportable events (as defined in Item 304(a) of Regulation S-K under the Securities Act) or disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures during the two years ended December 31, 1998 or through the date of termination of their engagement. Prior to May 19, 1999 the Company had not consulted with Deloitte & Touche LLP on items that involved the Company’s accounting principles or the form of audit opinion to be issued on the Company’s financial statements.

      The affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the ratification of the independent accountants. The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche, LLP as independent accountants.

SHARE INVESTMENT PERFORMANCE

      The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on October 23, 1996, the date of the Company’s initial public offering, and the close of the market on December 31 of each year thereafter against (i) the Standard & Poor’s Index, (ii) an industry peer group consisting of: AutoNation, Inc. (“AutoNation”) and Ugly Duckling Corporation (“Ugly Duckling” and, together with AutoNation, the “1997 Peer Group”), and (iii) an industry/peer group consisting of AutoNation, Group 1 Automotive, Inc. (“Group 1”), Lithia Motors Inc. (“Lithia”) and Sonic Automotive Inc. (“Sonic” and, together with AutoNation, Group 1, Lithia and Sonic, the “1998 Peer Group”).

COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN*

AMONG UNITED AUTO GROUP, INC., THE S & P 500 INDEX
AND A PEER GROUP

[PERFORMANGE GRAPH]

		Cumulative Total Return

	10/23/96	12/96	12/97	12/98	12/99

United Auto Group, Inc.	100.00	85.83	61.04	30.63	29.79

Peer Group	100.00	107.54	80.66	55.08	34.22

S&P 500	100.00	105.13	140.20	180.27	218.21

* 100 Invested on 10/23/96 in stock or index, including reinvestment of dividends, fiscal year ending December 31.

     In the proxy statement for the Company’s 1998 annual meeting of stockholders, the Company compared cumulative total stockholder returns on the Common Stock against a peer group consisting of Cross-Continent Auto Retailers, Inc. (“Cross Continent”), Republic Industries, Inc. (“Republic”) and Ugly Duckling. After this disclosure was made, a wholly-owned subsidiary of Republic merged with and into Cross-Continent, making Cross Continent a wholly-owned subsidiary of Republic. Recently, Republic changed its name to AutoNation. On this basis, the Company has included the description of cumulative total stockholder returns for the 1997 Peer Group in the graph above to reflect the peer group comparison made by the Company in its 1998 and 1999 proxy statement.

      The Company has presented the cumulative total stockholder returns for the 1998 Peer Group in the graph above to better reflect stockholder returns among peers in the retail automotive industry. The 1998 Peer Group includes Group 1, Lithia and Sonic, as well as AutoNation, which was included in the 1997 Peer

Group. Each of Group 1, Lithia and Sonic conducted its initial public offering after the Company’s initial public offering on October 23, 1996. They were not included in the 1997 Peer Group because the Company believed that their common stock had not been traded publicly for enough time to provide a useful comparison. In addition, the 1998 Peer Group excludes Ugly Duckling which was included in the 1997 Peer Group, because Ugly Duckling operates primarily in the retail used-car market, while the Company and the entities included in the 1998 Peer Group operate in both the retail used-car market and the retail new-car market. As a result, the Company does not believe that Ugly Duckling provides the meaningful comparison in the 1998 Peer Group that it provided as part of the 1997 Peer Group, given the Company’s ability to include Group 1, Lithia, and Sonic in the 1998 Peer Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes of ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on the Company’s review of the copies of such forms furnished to the Company and representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with during Fiscal 1999, except that an initial report on Form 3 was filed late by Paul Walters, Executive Vice President — Administration.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2001

      Any proposals intended to be presented to stockholders at the Company’s 2001 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement for such annual meeting by December 31, 2000. Such proposals must also meet other requirements of the rules of the Commission relating to stockholders’ proposals.

OTHER BUSINESS

      It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors, ratification of selection of Deloitte & Touche as independent auditor and the stock option plan amendment, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2001 (other than a proposal submitted for inclusion in the Company’s proxy statement) must provide notice of such business to the Company no later than February 15, 2001.

      Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodian, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

      It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

By Order of the Board of Directors,

Robert H. Kurnick, Jr.

Dated: March 30, 2000

      The Company will provide without charge to each shareholder of the Company, on the written request of such shareholder, a copy of the Company’s Form 10-K, including the financial statements and financial statement schedules, for the year ended December 31, 1999. Copies of the Form 10-K can be obtained from United Auto Group, Inc., Investor Relations, 375 Park Avenue, New York, New York 10152 ((212) 230-0400).

APPENDIX A

AMENDMENT ONE TO THE

UNITED AUTO GROUP, INC.
STOCK OPTION PLAN

      Effective February 8, 2000, the Board of Directors of United Auto Group, Inc. amended the United Auto Group, Inc. Stock Option Plan as follows:

The reference to “2,000,838” in the second sentence of Article III shall be replaced with a reference to “3,000,838.”

The definition in Article II of “Eligible Employee” shall be replaced with the following definition: “ ‘Eligible Employee’ shall mean (i) any person employed on a full-time basis by the Company or any of its subsidiaries, (ii) any person employed by an affiliate of the Company who performs services for the Company or any of its subsidiaries or (iii) any director or former employee of the Company or any of its subsidiaries.”

The definition in Article II of “Committee” shall be replaced with the following definition: “ ‘Committee’ shall mean the Board or the Compensation and Stock Option Committee of the Board.”

UNITED AUTO GROUP, INC.

STOCK OPTION PLAN

ARTICLE I

Purpose

      This Stock Option Plan (the “Plan”) is intended to encourage stock ownership in United Auto Group, Inc. (the “Company”) by employees of the Company and its subsidiaries and affiliates in order to increase their proprietary interest in the Company’s success and to encourage such employees to remain in the employ of the Company and its subsidiaries or affiliates.

ARTICLE II

Certain Definitions

      “Board” shall mean the Board of Directors of the Company.

      “Class A Preferred Stock” shall mean the Class A Convertible Preferred Stock of the Company, par value $0.0001 per share.

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “Committee” shall mean the Stock Option Committee of the Board.

      “Common Stock” shall mean the voting common stock of the Company, par value $0.0001 per share.

      “Eligible Employee” shall mean (i) any person employed on a full-time basis by the Company or any of its subsidiaries, (ii) any person employed by an affiliate of the Company who performs services for the Company or any of its subsidiaries or (iii) any director or former employee of the Company or any of its subsidiaries.

      “Exercise Price” shall have the meaning assigned to such term in Article VI hereof.

      “IPO” shall mean a “Qualified Public Offering” as such term is defined in the Company’s Restated Certificate of Incorporation as in effect on the date the Plan is adopted by the Board or the completion of a sale of capital stock of the Company (or a subsidiary of the Company) pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended, and which has been deemed to be a Qualified Public Offering by the holders of a majority of the outstanding shares of the Class A Preferred Stock of the Company.

      “ISO” shall mean an “incentive stock option” within the meaning of Section 422 of the Code.

      “Option” shall mean any option granted under the Plan.

      “Optionee” shall mean any holder of an Option.

      “Option Agreement” shall mean the agreement between an Optionee and the Company governing Options granted under the Plan, the forms of which shall be consistent with the terms of the Plan but need not be identical.

      “Non-Qualified Option” shall mean an Option which is not an ISO.

ARTICLE III

Stock

      The stock to be issued upon the exercise of Options shall be shares of authorized but unissued Common Stock or previously issued shares of Common Stock reacquired by the Company. The aggregate number of shares of Common Stock as to which Options may be granted under the Plan at any time shall not exceed 2,000,838, subject to adjustment from time to time in accordance with the provisions of Article X hereof. The aggregate number of shares of Common Stock with respect to which Options may be granted during any calendar year to any Eligible Employee is 500,000

      The number of shares of Common Stock available for grant of Options at any time under the Plan shall be decreased by the sum of (i) the number of shares with respect to which Options have been issued and have not lapsed or been cancelled, in each case, prior to such time and (ii) the number of shares issued prior to such time upon exercise of Options. In the event that any outstanding Option under the Plan lapses in accordance with Articles VII or VIII hereof, prior to the end of the period during which Options may be granted, the shares of Common Stock subject to the unexercised portion of such Option shall again be available for the granting of Options under the Plan.

ARTICLE IV

Participation

      Optionees shall be limited to Eligible Employees who have received written notice of their selection to participate in the Plan and who have entered into an Option Agreement. Each Option Agreement shall state the total number of shares of Common Stock which are subject to the Option granted. No Eligible Employee shall at any time have a right to be selected as a participant.

ARTICLE V

Administration

      The Plan shall be administered by the Committee which shall have sole authority, in its absolute discretion: (a) to select which Eligible Employees shall be granted Options; (b) to determine the number of Options to be granted to such Eligible Employees and whether such options shall be ISOs or Non-Qualified Options; (c) to prescribe the form or forms of the Option Agreements under the Plan; (d) to adopt, amend or rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; and (e) to construe and interpret the Plan, and all such rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee made in good faith shall be final and binding on all participants. Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, counsel fees) arising therefrom to the full extent permitted by Delaware law and under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

ARTICLE VI

Exercise Price

      The Exercise Price per share of Common Stock covered by Options granted under the Plan shall be established on or prior to the date of grant by the Committee and shall be set forth in the Optionee’s Option Agreement. Payment shall be made in full upon exercise of the Option by delivering to the Company at its principal executive offices cash or a certified check, bank draft or money order payable to the order of the Company in the aggregate amount of the exercise Price, or in accordance with any cashless exercise procedures adopted by the Committee from time to time.

ARTICLE VII

Vesting of Options

      All Options granted under the Plan shall vest and become exercisable in accordance with vesting schedules established by the Committee at the time of grant.

ARTICLE VIII

Termination of Employment

      Each Option will have a ten year term from the date of grant, subject to earlier termination upon termination of the Optionee’s employment, as determined by the Committee. The Committee may also provide that the Company shall have the right prior to the IPO to repurchase any shares of Common Stock held by an Optionee whose employment has terminated, at such price as shall be established by the Committee at the time of grant.

ARTICLE IX

Transferability

      Options shall not be transferable, except by will or the laws of descent and distribution. During the lifetime of the Optionee, Options shall be exercisable only by the Optionee.

ARTICLE X

Adjustment for Recapitalization, Merger, Etc.

      The aggregate and maximum number of shares of Common Stock which may be purchased or acquired pursuant to Options granted hereunder, the number of shares of Common Stock to which each Option relates, the Exercise Price in respect of such Option, and the maximum number of shares which may be granted to each Eligible Employee during any calendar year shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or stock distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration in any form permitted under Delaware law. Any adjustment shall be conclusively determined by the Committee.

      Except as otherwise provided in the Optionee’s Option Agreement:

(i) If the Company is the surviving corporation of any merger, reorganization or other business combination with any person or entity (such merger, reorganization or other business combination referred to as a “Merger Event”), the Optionee shall be entitled to receive, with respect to Options, substitute stock options to purchase shares of the surviving corporation on such terms and conditions, both as to the number of shares and otherwise, which shall substantially preserve the value, rights and benefits of any Option granted hereunder, as of the date of the execution of the agreement evidencing the Merger Event.

(ii) If the Company is not the surviving corporation in a Merger Event, the Committee may at its election cause payment to be made to each Optionee, in cash, an amount equal to the excess of the fair market value, on the date of the Merger Event, of the Common Stock subject to such Optionee’s Options (whether vested or unvested, as determined by the Committee) over the Exercise Price of such Options on such date, and all such Options shall be cancelled upon receipt by the Optionee of such cash payment, without the need for obtaining the consent of the Optionee. If, upon such a Merger Event, the Committee declines to make such cash payment, the surviving or resulting corporation, as the case may be, or any parent or acquiring corporation thereof, shall, as a condition to the occurrence of the Merger Event, be obligated by the Company to grant substitute options to purchase its shares on such terms and conditions, both as to the number of shares and otherwise, which shall substantially preserve (in the discretion of the Committee) the value, rights and benefits of any Option granted hereunder, as of the date of the execution of the agreement evidencing the Merger Event.

      Upon receipt by the Optionee of any substituted options in the surviving corporation in any Merger Event, all Options for which substituted options were received shall be cancelled.

      The foregoing adjustments and the manner of application of the foregoing provisions, including, without limitation, the issuance of any substitute Options and any determination of the fair market value of the Common Stock, shall be determined in good faith by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

ARTICLE XI

Rights as a Stockholder

      An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by his Option until he shall have become the holder of record of such shares, and he shall not be entitled to any dividends or distributions or other rights in respect of such shares for which the record date is prior to the date on which he shall have become the holder of record thereof.

ARTICLE XII

Employment Rights

      Nothing in the Plan or in any Option Agreement entered into hereunder shall confer on any Optionee who is an employee of the Company or any of its subsidiaries or affiliates any right to continue in the employ of the Company or any of its subsidiaries or affiliates or to interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate the Optionee’s employment at any time.

ARTICLE XIII

Transfer Restrictions

      Appropriate legends shall be placed on the stock certificates evidencing shares issued upon exercise of Options to reflect any relevant transfer restrictions.

ARTICLE XIV

Amendment or Discontinuance of Plan

      The Board may from time to time, to the extent permitted by applicable law, amend, suspend, or discontinue the Plan; provided, however, that the Board may not take any action which would have a material adverse effect on outstanding Options or any unexercised rights under outstanding Options without the consent of the Optionee whose options would be adversely affected thereby.

ARTICLE XV

Cancellation of Options

      The Committee, in its discretion, may, with the express written consent of the Optionee to be affected, cancel any Option held by such consenting Optionee hereunder.

ARTICLE XVI

Miscellaneous

      (a)  The Company may, in its discretion, require that an Optionee pay to the Company, at the time of exercise, such amount as the Company deems necessary under law to satisfy its obligations to withhold Federal, state, or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon.

      (b)  Anything in the Plan or any Option Agreement entered into pursuant to the Plan to the contrary notwithstanding, if, at any time specified herein or therein for the making of any issue of shares of Common Stock, any law, regulation or requirement of any governmental authority having jurisdiction in the premises shall require either the Company or the Optionee (or the Optionee’s personal legal representative or transferee) to take any action in connection with any such shares to be issued, the issue of such shares shall be deferred until such action shall have been taken, provided, however, that the Company shall not be required to take such action.

      (c)  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflicts of law thereof.

      (d)  No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.

      (e)  Except as otherwise specifically provided in the relevant plan document, no payment under the Plan or other amount required to be reported as income for Federal income tax purposes shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company.

      (f)  The expenses of administering the Plan shall be borne by the Company. The proceeds received by the Company from the exercise of any Options pursuant to the Plan will be used for general corporate purposes.

      (g)  Masculine pronouns and other words of masculine gender shall refer to both men and women.

      (h)  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

ARTICLE XVII

Special Provisions for ISOs

      (a)  ISOs must be granted within ten years from the date the Plan is adopted, or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

      (b)  ISOs may not be exercised after the expiration of ten years from the date such ISOs are granted.

      (c)  The Exercise Price of ISOs may not be less than the fair market value of a share of Common Stock at the time such ISOs are granted, as determined by the Committee. In such case, fair market value shall be determined in a manner consistent with the rules and regulations under Section 422 of the Code.

      (d)  ISOs may not be granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

      (e)  To the extent the aggregate fair market value of the Common Stock with respect to which ISOs are exercisable for the first time by any Optionee during a calendar year (under all plans of the Company and all “subsidiary corporations” of the Company within the meaning of Section 424(f) of the Code) exceeds

$100,000, such ISOs shall be treated as Non-Qualified Options. For purposes of the preceding sentence, the fair market value of the Common Stock shall be determined by the Committee at the time the ISO covering such stock is granted.

      (f)  No ISOs may be granted under the Plan unless the Plan has been approved by the shareholders of the Company within 12 months before or after the date of the Plan’s adoption by the Board.

PROXY SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF
UNITED AUTO GROUP, INC.

The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Samuel X. DiFeo and Robert H. Kurnick, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock of United Auto Group, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Tuesday, May 9, 2000 at 9:00 a.m., local time, at United Auto Group, Inc., One Harmon Plaza, Secaucus, New Jersey, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:

Date:_____________________________________

__________________________________________

(Signature of Stockholder)

__________________________________________

(Signature of Stockholder)

Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.(Continued on reverse side)

Please mark your votes as indicated in this example	[X]

1.	To elect three Class I directors to serve until the 2003 annual meeting of stockholders or until their respective successors are duly elected and qualified;

[ ]	FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY

	(except as marked to the contrary)		(to vote for all nominees listed below)

Eustace W. Mita, Marshall S. Cogan and Samuel X. DiFeo

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below:)

2.	To approve an amendment to the Company’s Stock Option Plan.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

3.	To ratify the selection of Deloitte & Touche, LLP as the Company’s independent auditors for the year ending December 31, 2000.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE AMENDMENT TO THE COMPANY’S STOCK OPTION PLAN, FOR THE RATIFICATION OF ACCOUNTANTS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS OF THE COMPANY AND ARE NOT RELATED TO OR CONDITIONED ON EACH OTHER.